October 16, 2000


The PBHG Funds, Inc.
P. O. Box 219534
Kansas City, Missouri   64121-9534

                  Re: Combination of PBHG International Fund and PBHG Global Technology & Communications Fund, Portfolios of The PBHG Funds, Inc.

Ladies and Gentlemen:

                  We have acted as counsel to The PBHG Funds, Inc., a Maryland corporation (the "Company"), in connection with that certain Plan of Reorganization (the "Plan") between the Company, acting on behalf of PBHG Global Technology & Communications Fund ("GTC Fund"), an investment portfolio of the Company, and PBHG International Fund ("International Fund") also an investment portfolio of the Company, and the consummation of the transactions contemplated therein.


                  The Plan provides for the combination of International Fund with GTC Fund (the AReorganization@). Pursuant to the Plan, all of the assets of International Fund will be transferred to GTC Fund, GTC Fund will assume all of the liabilities of International Fund and the Company will issue shares of GTC Fund to International Fund's shareholders. The value of each International Fund shareholder's account with GTC Fund immediately after the Reorganization will be the same as the value of such shareholder=s account with the International Fund immediately prior to the Reorganization.

                  The opinion expressed below is based on the assumption that a Registration Statement on Form N-14 with respect to the shares of GTC Fund to be issued pursuant to the Plan (the "GTC Fund Shares")will have been filed by the Company with the Securities and Exchange Commission and will have become effective before the Reorganization occurs.

                  Based on the foregoing, we are of the opinion that the GTC Fund Shares, when issued by the Company directly to the shareholders of International Fund in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.


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The PBHG Funds, Inc.
October 16, 2000
Page 2



                  We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Maryland.

                  We consent to the filing of this opinion as Exhibit 11 to the Company's Registration Statement on Form N-14 and to the references to this firm in such Registration Statement.

                                                              Very truly yours,